UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934 (Amendment No. 1)*
Zenvia Inc.
(Name of Issuer)

Class A common shares, par value US$0.00005 per share
(Title of Class of Securities)

G9889V101
(CUSIP Number)

June 6, 2022
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant
to which  this Schedule is filed:
[X]	Rule 13d-1(b)
[_]	Rule 13d-1(c)
[_]	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. G9889V101	Page 2 of 6

1. Names of Reporting Persons.
FINANCIERE DE L'ECHIQUIER
2. Check the Appropriate Box if a Member of a Group
(a) [X](b)[_]
3. SEC Use Only
4. Citizenship or Place of Organization
Number of Shares Beneficially
Person With:
Owned by Each Reporting
5. Sole Voting Power: 850,485
6. Shared Voting Power: 0
7. Sole Dispositive Power: 850,485
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by
Each Reporting Person: 850,485
10. Check if the Aggregate Amount in Row (9)
Excludes Certain Shares [_]
11. Percent of Class Represented by Amount in Row (9): 4.83% Calculation is based on 17,616,206 total outstanding Class A common shares of the Issuer
12. Type of Reporting Person: IV

CUSIP No. G9889V101

ITEM 1.
(a) Name of Issuer:

Zenvia Inc.

(b) Address of Issuer's Principal Executive Offices:

Avenida Paulista, 2300, 18th Floor,
Suites 182 and 184
Sao Paulo, Sao Paulo, Brazil 01310-300


ITEM 2.
(a) Name of Person Filing:

FINANCIERE DE L'ECHIQUIER

(b) Address of Principal Business Office, or if None, Residence:

53 AVENUE D'IENA - 75116 PARIS FRANCE

(c) Citizenship:

FRENCH

(d) Title of Class of Securities:

Class A common shares, par value $0.00005 per share (the "Class A Common Shares")

(e) CUSIP Number:

G9889V101

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT
TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c),
CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

(a)[_]Broker or dealer registered under
Section 15 of the Act (15 U.S.C. 78o).
(b)[_]Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[_]Insurance company as defined in
Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)[_]Investment company registered
under Section 8 of the Investment Company
Act of 1940 (15 U.S.C. 80a-8).
(e)[_]An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f)[_]An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g)[_]A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
(h)[_]A savings associations as defined in
Section 3(b) of the Federal Deposit
Insurance Act (12 U.S.C. 1813);
(i)[_]A church plan that is excluded from the definition of an investment company under section
3(c)(14) of the Investment Company Act
of 1940 (15 U.S.C. 80a-3);
(j)[X]A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
(k)[_]Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 850,485
(b) Percent of class: 4.83%
(c) Number of shares as to which such person has: 850,485
(i) Sole power to vote or to direct the vote: 850,485
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 850,485
(iv) Shared power to dispose or to direct the disposition of: 0

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY.

  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

  Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

  Not applicable.

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 8, 2022
(Date)

Olivier de Berranger
(Signature)

Deputy CEO
(Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.
If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.